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EXHIBIT 99.1

[AMISTAR LOGO]

Company Contact:
Stu Baker
760.471.3959
stu@amistar.com


AMISTAR CORPORATION FILES MOTION FOR LEAVE


SAN MARCOS, CALIFORNIA, August 25, 2005 (PR Newswire) -- Amistar Corporation (NASDAQ/SC-AMTA) today announced that it has filed a motion for leave to file a cross complaint against Asteres Inc., Linda Pinney, Ron Taylor and Sanderling Ventures. A hearing has been set for September 9, 2005 in San Diego Superior Court to consider this motion for leave.

The court re-set the trial date to November 4, 2005. The hearing date for a motion for summary judgment by Amistar, ddn and William Holmes has been re-set by the court to October 21, 2005.

Amistar's legal counsel in the Asteres litigation has agreed to modify their fee arrangement to defer certain legal expenses to assist the Company's cash flow.

About Amistar
Amistar corporation (NASDAQ SC: AMTA), formed in 1971, designs, develops, manufactures and sells automation equipment within a variety of industry segments including electronics, sports equipment, RFID tag and plastic lens manufacturing and also provides electronics assembly, box-build and machine shop services to companies who outsource their supply chain management and manufacturing operations. For more information visit the Company's website at www.amistar.com.

This press release includes "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the company's strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Amistar believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public market and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the company including risks that are disclosed in the company's Securities and Exchange Commission filings.